Exhibit 99.7

Unaudited Financial and Other Statistical Information for the Three and Twelve-Month

Periods Ended February 29, 2004 and Guidance for Fiscal Year 2005

AZZ incorporated

Condensed Consolidated Statements of Income

(unaudited)

($ in Thousands except per share amount)

	Three Months Ended February 29, 2004	Twelve Months Ended February 29, 2004
Net Sales	$32,504	$136,201
Costs and Expenses:
Cost of sales	25,849	110,214
Selling, general and administrative	4,381	17,138
Interest expense	465	2,407
Other expense, net	(172)	(436)

	30,523	129,323

Income before income taxes	1,981	6,878

Income tax expense	753	2,615

Net income	$1,228	$4,263

Earnings per share:
Basic	$.23	$.80

Diluted	$.22	$.79

AZZ incorporated

Condensed Consolidated Balance Sheet

(unaudited)

($ in Thousands)

Period Ended February 29, 2004
Assets:

Current assets:
Cash and cash equivalents	$1,445
Accounts receivable, net of allowance for doubtful accounts	21,897
Income tax receivable	-0-
Inventories	17,679
Costs and estimated earnings in excess of billings on uncompleted contracts	236
Deferred income taxes	1,607
Prepaid expenses and other	849

Total current assets	$43,713

Net property, plant, and equipment	34,201

Goodwill, less accumulated amortization	40,962

Other Assets	1,150

$120,026

Liabilities and Shareholders’ Equity:

Current liabilities:
Accounts payable	$9,985
Accrued liabilities	8,019
Long-term debt due within one year	5,500

Total current liabilities	$23,504

Long-term debt due after one year	25,375

Deferred income taxes	1,850

Shareholders’ equity	69,297

$120,026

AZZ incorporated

Condensed Consolidated Statement of Cash Flows

(unaudited)

($ in Thousands)

Period Ended February 29, 2004
Net cash provide by operating activities	$14,963

Net cash used in investing activities	(2,920)

Net cash provided by (used in) financing activities	(12,582)

Net increase in cash and cash equivalents	(539)

Cash and cash equivalents at beginning of year	1,984

Cash and cash equivalents at end of year	$1,445

AZZ incorporated

Financial and Other Statistical Information

(unaudited)

($ in Thousands)

Information regarding operations and assets by segment is as follows:

	Three Months Ended February 29, 2004	Twelve Months Ended February 29, 2004
Net sales:
Electrical and Industrial Products	$21,525	$88,916
Galvanizing Services	10,980	47,285

	$32,505	$136,201

Operating income (a):
Electrical and Industrial Products	$1,729	$6,363
Galvanizing Services	2,353	8,642

	4,082	15,005
General corporate expenses	1,614	5,913
Interest expense	465	2,407
Other (income) expense, net (b)	21	(193)

	2,100	8,127

Income before income taxes	$1,982	$6,878

Depreciation and Amortization:
Electrical & Industrial Products	—	$1,956
Galvanizing Services	—	3,539
Corporate	—	646

	—	$6,141
Total assets:
Electrical and Industrial Products	$(1,396)	$74,061
Galvanizing Services	(223)	42,222
Corporate	1,949	3,743

	$330	$120,026

(a)	Operating income consists of net sales less cost of sales, specifically identifiable general and administrative expenses and specifically identifiable selling expenses.
(b)	Other (income) expense, net includes gains and losses on sale of property, plant and equipment and other (income) expense not specifically identifiable to a segment.

AZZ incorporated

Financial and Other Statistical Information

(unaudited)

($ in Thousands except per share amount)

	Actual Year to Date February 29, 2004	Projected Year Ended February 28, 2005
Net Sales:
Electrical and Industrial Products	$88,916	$94,000 to $101,000
Galvanizing Services	$47,285	$46,000 to $49,000

Total Sales	$136,201	$140,000 to $150,000
Diluted earnings per share	$.79	$.75 to $.85

Net Sales by Market Segment:
Power Generation	$16,000	$17,400
Transmission and Distribution	$37,800	$68,200
Industrial	$82,400	$59,400

Total Sales	$136,200	$145,000

Electrical and Industrial Products
Revenues by Industry:
Power Generation	14%	12%
Transmission and Distribution	38%	47%
Industrial	48%	41%

Galvanizing Services
Revenues by Industry:
Electrical and Telecommunications	21%	—
OEM’s	20%	—
Industrial	29%	—
Bridge and Highway	11%	—
Petro Chemical	19%	—

Operating Margins:
Electrical and Industrial Products	7.2%	9.0%
Galvanizing Services	18.3%	16.0%

Cash Provided By Operations	$14,963	$7,000
EBITDA	$15,016	$15,100
Capital Expenditures	$3,645	$6,000
Depreciation and Amortization of Intangible Assets and Debt Issue Cost	$5,731	$6,000

AZZ incorporated

Financial and Other Statistical Information

(unaudited)

($ in Thousands)

Twelve Months Ended Feb. 29, 2004
Book to Ship Ratio:
2/28/03 Backlog	$49,068
Fiscal 2004 Bookings	$140,210
Fiscal 2004 Shipments	$136,201
2/29/04 Backlog	$53,077
Book to Ship Ratio	103%

Outstanding Accounts Receivable Days	58 Days